QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
TransCanada PipeLines Limited (the "Company")

We consent to the use of our audit report dated February 23, 2004 on the consolidated balance sheets of the Company as at December 31, 2003 and 2002 and the consolidated statements of income, retained earnings and cash flows for each of the years in the three-year period ended December 31, 2003 incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Chartered Accountants

Calgary, Canada
December 15, 2004

QuickLinks

  Exhibit 5.1